Exhibit 99.1

Contacts:

Tricia Haugeto	Michael Kamdar
Array BioPharma Inc.	VentiRx Pharmaceuticals Inc.
(303) 386-1193	(858) 436-8523
thaugeto@arraybiopharma.com	mkamdar@ventirx.com

Array BioPharma and VentiRx Pharmaceuticals Announce License Agreement

VentiRx Acquires Exclusive Worldwide Rights to Toll-Like Receptor Program from Array

Boulder, CO, and San Diego, CA — March 13, 2007 — Array BioPharma Inc. (Nasdaq: ARRY) and VentiRx Pharmaceuticals Inc., a privately held biopharmaceutical company, announced today that the two companies have entered into a license agreement granting VentiRx exclusive worldwide rights to Array’s Toll-like receptor (TLR) program. The program contains a number of development candidates targeting TLRs to activate innate immunity. VentiRx expects to develop its first two candidates in oncology and allergy.

“These novel small molecule compounds from Array represent a significant opportunity for VentiRx and are ideally suited for our core competencies,” said Michael Kamdar, Executive Vice President and Chief Business Officer at VentiRx. “This licensing agreement, coupled with our $28.9 million financing, puts us in a strong position to develop novel TLR-based therapeutics.”

Financial terms of the agreement were not disclosed, but Array will receive an equity stake in VentiRx as well as an upfront payment, potential milestone payments and royalties on product sales. Array retains the option to acquire a 50% ownership position in all VentiRx clinical oncology products developed under this agreement.

“We believe VentiRx is a strong partner for developing this program based on their extensive background and focus on innate immunity,” said David Snitman, Ph.D., Chief Operating Officer, Array BioPharma. “As Array continues to progress its clinical pipeline of small molecule therapeutic products, we will look for novel opportunities, such as this licensing agreement with VentiRx, to maximize the value of our preclinical assets.”

“Toll-like receptors are a rapidly emerging area of development with one product already on the market and several additional targets that have been clinically validated,” said Robert Hershberg, M.D., Ph.D., Executive Vice President and Chief Medical Officer at VentiRx. “We are very enthusiastic to collaborate with the Array team. Their strong drug discovery focus, including exceptional chemistry, has yielded novel small molecule TLR development candidates which we are excited to move into the clinic.”

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About VentiRx Pharmaceuticals

VentiRx Pharmaceuticals Inc. is a biopharmaceutical company committed to the development and commercialization of novel medicines for the treatment of cancer, infectious, respiratory and autoimmune diseases. Founded in June 2006, VentiRx has assembled a team of biotechnology professionals with decades of business development and drug development experience in various therapeutic areas, with a particular expertise in innate immunity. The Company’s initial focus is on developing small molecule TLR-based product candidates for oncology and allergy. VentiRx is a privately held organization headquartered in San Diego with operations in Seattle. For additional information, please visit www.ventirx.com.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases. The Company’s proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets. In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in Array’s annual report filed on form 10-K for the year ended June 30, 2006, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect Array’s current expectations concerning future events, actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, Array’s ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, Array’s ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, Array’s ability to out-license its proprietary candidates on favorable terms, risks associated with Array’s dependence on its collaborators for the clinical development and commercialization of its out-licensed drug candidates, the ability of Array’s collaborators and of Array to meet objectives tied to milestones and royalties, and Array’s ability to attract and retain experienced scientists and management. Array is providing this information as of March 13, 2007. Array undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.